Exhibit 10.9

RETENTION AGREEMENT

        This RETENTION AGREEMENT (the “Agreement”) is made this 12th day of March, 2004, by and between Photo Control Corporation (the “Company”) and Curtis Jackels (“Employee”).

RECITALS

A.	Employee is currently employed as President with the Company.

B.	The Company wants to recognize Employee’s past service with the Company and provide him with a level of financial security as the Company explores strategic alternatives.

C.	The Company also believes it is in its best interests of the Company and its shareholders to retain the services of Employee in the event of a Change in Control (as defined in paragraph 2 below) and to ensure Employee’s continued dedication and efforts in such event.

D.	The Company and Employee desire to enter into this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the parties agree as follows:

1.     Vesting of Retirement Benefits. For the reasons set forth above, the Company hereby amends the Company’s Executive Salary Continuation Plan dated August 9, 1985, as amended (the “Plan”), as follows:

(a) Except as provided in Sections 1(b) and 1(c), upon Employee’s termination of his employment with the Company for any reason, Employee will be entitled to immediately begin receiving the monthly installment payments that the Plan currently provides would be paid beginning at age 67 if Employee would have continued in employment with the Company until the age of at least 65. In other words, this amendment to the Plan entitles Employee to receive an annual benefit of $48,534 for 15 years paid on a monthly basis, beginning the month after the month of termination.

(b) Upon a Change in Control (as defined below) after termination of employment, the remaining payments due under the Plan will increase by an aggregate of 3% each year over the prior year’s payments beginning with the payments due the year after the Change in Control. For example, if Employee terminates employment on June 1, 2004, and a Change of Control occurs on August 1, 2005, Employee would receive $4,044.50 per month from July, 2004 through August, 2005 and $4,165.84 per month the following year beginning September, 2005, with each payment increasing by 3% per year thereafter until all payments due under the Plan are made.

(c) Upon a Change in Control prior to termination of employment, the Employee will begin receiving payments due under the Plan beginning on the 31st month after a Change in Control. Payments made in each year after the first year will increase by an aggregates of 3% each year over the prior year’s payments. These payments will be made whether or not Employee terminates employment before or after the 31st month after a Change in Control. For example, if a Change in Control occurs on June 1, 2004, Employee would receive $4,044.50 per month from January, 2007 through December, 2007 and $4,165.84 per month the following year, with each payment increasing by 3% per year thereafter until all payments due under the Plan are made.

(d) Upon Change in Control before or after termination of employment, the Company will establish a “Rabbi Trust” for the benefit of Employee and fund such trust with an annuity purchased from a financially sound insurance company sufficient to make the remaining payments due to Employee under the Plan, as amended by Sections 1(a), 1(b) and 1(c) of this Agreement.

(e) The amendment to the Plan set forth in this Agreement applies only to the Employee.

2.     Definition of “Change in Control.” For the purposes of this Agreement, a “Change in Control” of the Company shall be deemed to occur in the event:

(a) that during any 24 consecutive months the individuals who, at the beginning of such period, constitute the entire Board of Directors of the Company (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that any individual who was not a director at the beginning of such 24-month period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors also shall be an Incumbent Director;

(b) any merger, consolidation or recapitalization of the Company (each of the foregoing being an “Acquisition Transaction”) where:

(i) the stockholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of (A) the then outstanding common stock of the corporation surviving or resulting from such merger, consolidation or recapitalization, as the case may be, or of its ultimate parent corporation, if any (the “Surviving Corporation”) and (B) the Combined Voting Power (as defined below) of the then outstanding Voting Securities (as defined below) of the Surviving Corporation, or

(ii) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the Board of Directors of the Surviving Corporation;

(c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company; or

(d) any Person (as defined below) shall become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate 30% or more of either (i) the then outstanding shares of the Company’s Common Stock or (ii) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred solely as the result of an acquisition of securities directly from the Company (not including any conversion of a security that was not acquired directly from the Company).

For purposes of this Paragraph 2:

(aa) “Person” shall mean any individual, entity (including, without limitation, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act and the rules and regulations thereunder); provided that Person shall not include the Company or any employee benefit plan of the Company;

(bb) “Voting Securities” shall mean all securities of a corporation having the right under ordinary circumstances to vote in an election of the Board of Directors of such corporation; and

(cc) “Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of directors of a corporation by holders of then outstanding Voting Securities of such corporation.

3.     Retention Severance Pay and Benefits.

(a) If Employee satisfies all of the conditions of paragraph 3(b) below, the Company shall provide Employee the following retention severance pay and benefits upon a termination of his employment following a Change in Control:

(i) Severance pay equal to twenty-four (24) months of Employee’s gross monthly base salary at the time of termination, which severance pay will be paid to Employee, at the Company’s election, either in a lump-sum amount or in installments in accordance with the Company’s then existing regular payroll practices; and

(ii) For a period of eighteen (18) months following Employee’s date of termination (the “Premium Payment Period”), the Company shall pay the monthly health, dental and life insurance premiums for Employee to continue his insurance under the Company’s group plans subject to these plans’ eligibility requirements. The Premium Payment Period shall run concurrently with Employee’s COBRA and state benefits continuation period. In order to receive these benefits, Employee must execute all documentation necessary to elect insurance continuation.

(iii) Transfer of the Company vehicle then driven by Employee at no cost to Employee other than income tax and employee payroll taxes.

(b) Employee shall receive the retention severance pay and benefits described in paragraph 3(a) above only if all of the following conditions are satisfied:

(i) Employee was an employee of the Company on the date the Change in Control occurred;

(ii) Employee complied with any request by the Company or its successor to remain employed for up to six (6) months following the effective date of any Change in Control;

(iii) Employee’s employment with the Company or its successor is terminated by the Company or voluntarily by Employee following the Change of Control for a reason other than one set forth in paragraph 3(c) below; and

(iv) Employee signs a Separation and Release Agreement at the time of termination in providing for the following: (a) Employee’s general release of the Company, any of its respective predecessors, subsidiaries, affiliates, successors, assigns, and any of their respective current and former officers, agents, directors, employees, independent contractors, shareholders, attorneys, accountants, insurers, representatives; (b) Employee’s return of all corporate property in his possession; (c) nondisparagement of the Company and any successor and their respective representatives; (d) confidentiality of the terms of the Separation Agreement; and (e) affirmation of any continuing obligations of Employee, such as, but not limited to non-competition or confidentiality obligations.

(c) Notwithstanding the provisions of any part of paragraph 2 above, Employee shall not be entitled to any retention severance pay or benefits under paragraph 3(a) above in the event Employee is terminated for any of the following reasons:

(i) Employee dies; or

(ii) Employee refuses to comply with the request of the Company or its successor that he remain employed for a period of up to six (6) months following the effective date of the Change in Control, unless Employee’s refusal to remain employed for up to this six (6) month period is due to his work location being relocated to a location that is more than fifty (50) miles from Employee’s work location in effect prior to the effective date of the Change in Control.

4.    Taxes. Any payments made to Employee pursuant to this Agreement shall be subject to the normal withholdings which the Company is obligated by law to deduct, or which the Company in good faith believes it is obligated by law to deduct.

5.    No Guaranty of Future Employment. Nothing in this Agreement shall be deemed to be a contract of employment for a specified period of time. The terms of Employee’s employment shall remain unmodified, and unless otherwise agreed to in a separate written agreement between Employee and the Company signed by both of them, Employee’s employment with the Company shall remain at-will.

6.    Confidentiality. By signing this Agreement, Employee agrees to keep strictly confidential the fact of and all terms and conditions of this Agreement and any related documents. Employee agrees not to disclose to anyone anything about this Agreement, except that he may tell his spouse, attorney, or tax advisors, if any, about this Agreement provided that he obtains these individuals’ agreement to abide by this confidentiality provision.

7.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform the Company’s obligation under this Agreement. Neither this Agreement nor any right or interest thereunder shall be assignable or transferable by Employee, his/her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal representative.

8.    Miscellaneous.

(a) Integration. This Agreement embodies the entire agreement and understanding among the parties relative to Employee’s right to receive retention pay or benefits. This Agreement supersedes any and all prior retention agreements between the parties, and any other agreements between the parties relating to the subject matter herein.

(b) Modification and Termination. The terms and conditions of this Agreement may be amended or terminated only upon written agreement signed by the Company and Employee.

(c) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Minnesota.

(d) Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

(e) Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect to the maximum extent compatible with then applicable law.

(f) Recitals and Headings. The recital and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date herein first above written.

Date:	PHOTO CONTROL CORPORATION:

By:

Its:

EMPLOYEE:
Date:

Curtis Jackels